Exhibit 99.1

Contact: Dana Wardwell Blue Ridge Paper Products Inc. Phone: (828) 454-0109 Email: wardwd@blueridgepaper.com

For Immediate Release

Blue Ridge Paper Products, Canton, N.C. Mill Recovering from Floodwaters

Canton, North Carolina (Bloomberg: bluerd) – September 15, 2004 — On September 8, 2004, Haywood County and Western North Carolina experienced flooding as a result of Hurricane Frances.  Flood levels exceeded FEMA 100-year flood plain levels. On September 10, President Bush declared 15 Western North Carolina counties, including Haywood County and the Town of Canton as federal disaster areas.

Due to the severe nature of the flooding, Blue Ridge Paper Products’ pulp and paper mill located in Canton, North Carolina undertook flood control procedures resulting in an orderly shutdown of the mill early Wednesday morning.

Customer shipments from the mill resumed within 12 hours and there was minimal flood damage to paper and paperboard inventories. “Because of the preparation and response to this flooding by our employees at the Canton mill, the potential damage to the facility was significantly reduced. Full production at the mill is expected to resume within the next week barring any severe impact from Hurricane Ivan,” stated CEO Richard Lozyniak.

The flooding did not affect Blue Ridge’s extrusion coating plant, located 10 miles away in Waynesville, North Carolina.  DairyPak, the liquid packaging division of Blue Ridge Paper Products, has four converting facilities located throughout the country in locations unaffected by the hurricane.  Lozyniak added, “We maintain adequate safety stock at all of our locations to ensure that we meet our customers’ needs.  This serves to mitigate any temporary interruption in our supply chain.”

Management currently estimates that the total impact on 2004 Operating Income from the flood will range from $4-$6 million, which will be primarily recognized in the third quarter. Based on this estimate, management expects third quarter Operating Income to improve over second quarter 2004, despite the losses associated with the flood. To support the recovery of the pulp and paper mill, GE Commercial Finance, Blue Ridge Paper Products’ senior lender, has agreed to increase Blue Ridge’s revolving line of credit from $45 to $50 million and to amend the key financial covenant in the credit agreement relating to minimum availability.

Headquartered in Canton, North Carolina, Blue Ridge Paper Products Inc. is a leading producer of liquid packaging, envelope and specialty papers, and coated bleached board for food service packaging. Blue Ridge has six plants in five states, including a pulp and paper mill in Canton, North Carolina, an extrusion coating plant in Waynesville, North Carolina, and four DairyPak converting plants in Athens, Georgia; Clinton, Iowa; Olmsted Falls, Ohio; and Richmond, Virginia.

Certain statements in this press release constitute forward-looking statements or statements that may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “would,” “believe” and similar expressions and all statements that are not historical facts are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, which could cause the company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements.  These factors include but are not limited to the following:  changes in underlying paper and packaging prices, raw material prices and demand for our products, and the success of various cost savings initiatives.  These and other risks are more fully discussed in our Registration Statement on Form S-4 relating to the exchange notes, as amended and filed with the SEC.